EXHIBIT 99.1

July 27, 2006 11:00 a.m. Pacific Time

Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
Gerald L. Brickey, Chief Financial Officer
(360) 423-9800

Cowlitz Bancorporation Announces 62% Increase in Second Quarter 2006 Earnings

LONGVIEW, Wash., July 27, 2006 /PRNewswire/ --
		FlashResults
	Cowlitz Bancorporation (NASDAQ: CWLZ)
	(Numbers in Thousands, Except Per Share Data)

	Three Months Ended			Six Months Ended

	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005

Net Interest Income	$7,559	$4,501	$6,396	$13,995	$8,613
Net Income	$1,113	$ 687	$1,060	$2,173	$1,329
Diluted EPS	$ 0.22	$ 0.16	$ 0.21	$0.43	$0.31
Total Period End Loans				$329,123	$208,731
Total Period End Deposits				$345,047	$249,074

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported net income of $1,113,000 or $0.22 per diluted share for the second quarter of 2006, compared with net income of $687,000, or $0.16 per diluted share, during the same period of 2005. Net income was up 62% over the same period last year. Earnings per diluted share for the second quarter of 2006 were up 38% over the same quarter last year, reflecting the issuance of common shares in conjunction with the fourth quarter 2005 acquisition of Asia-Europe-America's Bancshares, Inc. (AEA). Net income for the first six months of 2006 was $2,173,000, or $0.43 per diluted share, compared with $1,329,000, or $0.31 per diluted share, in the same period of 2005.

Richard J. Fitzpatrick President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary, Cowlitz Bank, stated, "It was a very strong quarter for the Company, highlighted by a significant reduction in non-performing assets, minimal charge-offs and continued strong loan growth. At the same time, revenue growth in both net interest income and non-interest revenue improved our second quarter 2006 return on assets to 1.10% from 0.94% in the second quarter of last year. With the significant growth in loans in the second quarter of 2006, the return on average assets was down slightly from the 1.13% return in the first quarter of 2006."

Total loans increased 58% from a year ago to $329.1 million at June 30, 2006, and were up 22% from year-end 2005 and 15% from March 31, 2006. Total deposits were up 37 % from the second quarter of 2005 balance, 11% from year-end 2005 and 6% from March 31, 2006. The Company's net interest margin was 5.83% in the second quarter of 2006, compared with 5.07% in the same quarter last year and 5.59% in the first quarter of 2006. Higher yields on earning assets were primarily a function of steadily increasing market interest rates. The Company's yield on interest-earning assets in the second quarter of 2006 included $157,000 of interest income previously unrecognized on non-accrual loans paid off during the quarter. The average cost of funds paid on interest-bearing liabilities for the second quarter of 2006 was 3.34%, compared with 2.28% in the second quarter of 2005 and 2.77% in the first quarter of 2006. "With a significant portion of our loans tied to prime, when the Federal Reserve finishes its current tightening cycle, we anticipate some narrowing of our net interest margin as asset yield increases will slow and competition for deposit relationships will remain strong," stated Mr. Fitzpatrick.

Non-performing assets decreased to $2.5 million at June 30, 2006 from $4.1 million at December 31, 2005. The reduction in non-performing assets related to the pay-off of a group of non-accrual loans totaling $1.7 million, without incurring any charges to the allowance for loan losses. The Company's non-performing assets increased in the fourth quarter of 2005 in conjunction with the acquisition of AEA. Of the total non-performing loans at June 30, 2006, $1.4 million is fully guaranteed by an agency of the U.S. government, and the workout period for this loan is currently expected to extend to 2007.

The provision for credit losses was $285,000 in the second quarter of 2006, compared with $60,000 in the second quarter of 2005 and $405,000 in the first quarter of 2006. The second quarter 2006 credit loss provision primarily reflected loan growth during the quarter.

Non-interest income in the second quarter of 2006 was $642,000 compared with $562,000 in the second quarter of 2005. In the second quarter of 2006, the Company sold securities at a loss of $164,000 and replaced them with higher yielding loans. No security gains or losses were realized in the same period last year. Excluding the 2006 securities loss, non-interest income increased 43% in the second quarter of 2006 compared with the second quarter of 2005, reflecting an increase in revenues from fee-based services and deposit account related service charges, as well as the expansion of the Company's international trade finance capabilities.

Non-interest expenses in 2006 compared with 2005 were significantly higher, a reflection of the Company's acquisition of AEA, the new Vancouver, Washington branch and the expansion of the Company's international trade finance capabilities. The Company's growth in the number of branches and employees led to increases in the level of recruiting, advertising and professional services expenses. The second quarter 2006 results also included a charge of $225,000 ($0.03 per share, after tax) for the mark-to-market adjustment of an interest rate floor contract purchased at the end of the first quarter of 2006. The adjustment related primarily to increases in market interest rates subsequent to the acquisition of the contract.

Cowlitz Bancorporation was recently added to the Russell Microcap Index. The Russell Microcap Index offers investors access to the microcap segment of the U.S. equity market. The index is constructed to provide a comprehensive and unbiased barometer for the microcap segment and is completely reconstructed annually to ensure larger stocks do not distort performance and characteristics of the true microcap opportunity set.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
 This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2005, and other filings with the SEC. Specific risks in this release relate to changes in the Company's net interest margin.

FINANCIAL HIGHLIGHTS
(Unaudited - $ in thousands except per share data)

INCOME STATEMENT		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005

Interest income	$7,559	$4,501	$ 6,396	$ 13,955	$ 8,613
Interest expense	2,182	1,110	1,633	3,815	2,061

Net interest income	5,377	3,391	4,763	10,140	6,552
Provision for credit losses	285	60	405	690	60

Net interest income after provision for credit losses	5,092	3,331	4,358	9,450	6,492
Non-interest income	642	562	761	1,403	1,180
Non-interest expense	4,231	2,959	3,654	7,885	5,874

Income before provision for income taxes	1,503	934	1,465	2,968	1,798
Provision for income taxes	390	247	405	795	469

Net income	$1,113	$687	$ 1,060	$ 2,173	$ 1,329

Earnings per share:
Basic	$0.23	$0.16	$ 0.22	$0.45	$0.32

Diluted	$0.22	$0.16	$ 0.21	$0.43	$0.31

Weighted average shares outstanding:
Basic	4,842,911	4,176,724	4,772,251	4,807,776	4,175,440
Diluted	5,102,201	4,331,444	5,012,247	5,033,143	4,324,594
Shares outstanding at period end	4,879,998	4,186,446	4,772,251	4,879,998	4,186,446
Efficiency ratio (1)	70.3%	74.9%	66.1%	68.3%	76.0%
Number of full-time equivalent employees				131	114
(1) Non-interest expense divided by net interest income plus non-interest income.

		Quarter Ending		Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
SELECTED AVERAGES	2006	2005	2006	2006	2005

Average loans	$ 306,319	$ 202,541	$ 275,266	$ 290,878	$ 198,200
Average interest-earning assets	368,861	267,564	341,026	355,021	263,390
Total average assets	405,724	291,696	376,113	391,000	286,885
Average deposits	340,404	241,186	313,504	327,027	246,463
Average interest-bearing liabilities	261,126	194,663	235,432	248,350	192,085
Average equity	46,331	36,364	45,253	45,795	36,121

	June 30,	June 30,	March 31,
BALANCE SHEET	2006	2005	2006

Total assets	$ 423,137	$ 301,660	$ 382,567
Securities available for sale	54,955	55,634	54,309
Loans:
Commercial	264,324	183,842	225,500
Real estate construction	52,567	19,270	54,585
Real estate mortgage	4,776	3,016	4,219
Consumer and other	7,456	2,603	3,044

Total loans	329,123	208,731	287,348
Goodwill and other intangibles	1,897	852	1,929
Deposits:
Non-interest-bearing demand	99,203	60,509	91,260
Savings and interest-bearing demand	93,814	81,363	95,181
Certificates of deposits	149,237	107,202	135,291

Total deposits	342,254	249,074	321,732
Borrowings	16,132	885	658
Junior subordinated debentures	12,372	12,372	12,372
Stockholders' equity	47,481	37,151	45,616

Book value per share	$9.73	$8.87	$9.56
Tangible book value per share	$9.34	$8.67	$9.15
Tier 1 leverage capital ratio (Q2-06 estimated)	14.47%	16.46%	15.03%

	Quarter
	Ending			Six Months Ending

	June 30,	June 30,	March 31,	June 30,	June 30,
RATIOS ANNUALIZED	2006	2005	2006	2006	2005

Return on average assets	1.10%	0.94%	1.13%	1.11%	0.93%
Return on average equity	9.61%	7.56%	9.37%	9.49%	7.36%
Return on average tangible equity	10.08%	7.74%	9.81%	9.96%	7.54%
Average equity/average assets	11.42%	12.47%	12.03%	11.71%	12.59%
Yield on interest-earning assets (TE)	8.28%	6.81%	7.59%	7.95%	6.62%
Rate on interest-bearing liabilities	3.34%	2.28%	2.77%	3.07%	2.15%
Net interest spread (TE)	4.94%	4.53%	4.82%	4.88%	4.47%
Net interest margin (TE)	5.91%	5.15%	5.67%	5.80%	5.06%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.

	Quarter Ending			Six Months Ending

	June 30,	June 30,	June 30,	June 30,
ALLOWANCE FOR CREDIT LOSSES	2006	2005	2006	2005

Balance at beginning of period	$5,094	$3,840	$4,668	$3,796
Provision for credit losses	285	60	690	60
Recoveries	26	63	59	117
Charge-offs	(38)	(28)	(50)	(38)

Balance at end of period	$5,367	$3,935	$5,367	$3,935

Components
Allowance for loan losses			$5,039	$3,764
Liability for unfunded credit commitments (1)			328	171

Total allowance for credit losses			$5,367	$3,935

Allowance for loan losses/total loans			1.53%	1.80%
Allowance for credit losses/total loans			1.63%	1.89%
Allowance for credit losses/non-performing loans			218%	404%

(1)	In the first quarter of 2006, the Company reclassified a portion of the allowance for loan losses related to unfunded credit commitments to other liabilities on the balance sheet in accordance with GAAP and bank regulatory requirements. Amounts for 2005 were reclassified for comparability.

	June 30,	June 30,	March 31,
NON-PERFORMING ASSETS	2006	2005	2006

Nonaccrual loans	$2,459	$973	$4,330
Other real estate owned	-	643	-

Total non-performing assets	$2,459	$1,616	$4,330

Total non-performing assets/total assets	0.58%	0.54%	1.13%